UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2008

WIFIMED HOLDINGS COMPANY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-49707	58-2412118

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 River Edge Parkway, Suite GL 100A Atlanta, GA	30328

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 770-919-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

               Daniel Thomas' temporary position as the Company's Acting CFO terminated as of August 13, 2008, due to the expiration of his six-month consulting contract which commenced on February 14, 2008, as reported in the Company's Current Report on Form 8-K, filed with the Commission on February 21, 2008.

               As of August 14, 2008, Michael Cronin, CPA, was appointed as the Company's new CFO.  He serves in the capacity of a consultant and will serve until a new CFO is appointed.  In exchange for his services, Mr. Cronin will receive cash fees of $225 per hour.  In addition, on July 17, 2008, Mr. Cronin was awarded options to purchase 200,000 shares of common stock at an exercise price of $0.25 per share, with half vesting on Mr. Cronin's first day as CFO and the remaining half vesting on March 31, 2009.

               Mr. Cronin, age 52, has over 25 years of public accounting experience.  For the previous five years, Mr. Cronin has been a sole practioner specializing in SEC audits of OTC Bulletin Board companies, tax planning, and management advisory services.  In his private practice, Mr. Cronin has also provided advice for clients regarding SEC filings, Sarbanes-Oxley Act of 2002 implementation requirements and timelines; and “Management's Discussion and Analysis” section preparation.

               Mr. Cronin is a Certified Public Accountant in the State of Florida and he is also PCAOB registered.  He holds a Master of Science Degree in Accounting from University of Central Florida.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 19, 2008

WiFiMed Holdings Company, Inc.

Registrant

By:	/s/ Kathleen St. John

Secretary